Exhibit 10.1

FORM OF FIRST AMENDMENT OF THE

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT OF THE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this      day of         , 2012, by and between CenterState Banks, Inc., a Florida corporation (the “Corporation” or the “Employer”), and                     , an executive of the Corporation (the “Executive”).

WHEREAS, the Executive is the                      of the Corporation and                     of CenterState Bank of Florida, National Association, a national banking association and wholly owned subsidiary of the Corporation,

WHEREAS, the Corporation entered into an Employment Agreement dated as of                     , with the Executive, and

WHEREAS, the Corporation and the Executive desire now to amend the Employment Agreement to ensure that it complies in form and in operation with Internal Revenue Code section 409A and the rules and regulations of the Internal Revenue Service promulgated thereunder.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree as follows.

1. Amendment of section 4.3. To impose a deadline for delivery of the liability release that under section 4.3 is a condition to entitlement to severance benefits and to ensure that the terms for delivery of the liability release are consistent with Internal Revenue Code section 409A,

4.3 Release. The Executive shall be entitled to no compensation or other benefits under this Article 4 unless (x) within 90 days after the Executive’s employment termination the Executive shall have entered into a release in form satisfactory to the Executive and the Employer acknowledging the Employer’s and the Executive’s remaining obligations and discharging both parties, as well as the Employer’s officers, directors, and employees for their actions for or on behalf of the Employer, from any other claims or obligations arising out of the Executive’s employment by the Employer, including the circumstances of the Executive’s employment termination, and (y) within that 90 day-period the release shall have become irrevocable, final, and binding on the Executive under all applicable law, with expiration of all applicable

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revocation periods. If the final day of the 90-day period for execution and finality of a liability release occurs in the taxable year after the year in which the Executive’s employment termination occurs, the benefits to the Executive under this Article 4 shall be payable in the taxable year in which the 90-day period ends and shall not be paid in the taxable year in which employment termination occurs. The non-compete and other covenants contained in Article 7 of this Agreement are not contingent on the Executive entering into a release under this section 4.3 and shall be effective regardless of whether the Executive enters into the release.

2. The Employment Agreement remains in full force and effect. As amended by this Amendment, the             , 2010 Employment Agreement shall remain in full force and effect.

3. Use of defined terms. All terms used but not defined in this Amendment are used as defined in the             , 2010 Employment Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Corporation have executed this Amendment of the             , 2010 Employment Agreement as of the date first written above.

EXECUTIVE:	CORPORATION:
CenterState Banks, Inc.

By:

Its:

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